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EXHIBIT 4.2

GLG LIFE TECH CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS
(AMENDED)

Years Ended December 31, 2008 and 2007

AUDITORS' REPORT

To the Directors of
GLG Life Tech Corporation

        We have audited the consolidated balance sheet of GLG Life Tech Corporation as at December 31, 2008 and the consolidated statements of operations, changes in shareholders' equity and comprehensive income (loss) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2008 and the results of its operations, changes in shareholders' equity and comprehensive income (loss) and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

        The consolidated financial statements of the company as of December 31, 2007 and for the year then ended were audited by other auditors whose report dated March 1, 2008, except as for note 1(b), which is at of March 27, 2009, and notes 32 and 33, which are as of October 28, 2009, expressed an unqualified opinion on those statements.

(Signed) PRICEWATERHOUSECOOPERS LLP
Chartered Accountants
Vancouver, BC
April 1, 2009, except as to notes 32 and 33, which are as of October 28, 2009

Comments by Independent Auditor on Canada — US reporting difference

        In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as going concern, such as those described in note 1 to the 2008 consolidated financial statements of GLG Life Tech Corporation. Our report to the shareholders on the consolidated financial statements dated April 1, 2009, except as to notes 32 and 33, which are as of October 28, 2009 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

(Signed) PRICEWATERHOUSECOOPERS LLP
Chartered Accountants
Vancouver, BC
April 1, 2009, except as to notes 32 and 33, which are as of October 28, 2009

"PricewaterhouseCoopers" refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate and independent legal entity.

 AUDITORS' REPORT

To the Directors of
GLG Life Tech Corporation

        We have audited the consolidated balance sheet of GLG Life Tech Corporation as at December 31, 2007 and the consolidated statements of operations, changes in shareholders' equity and comprehensive income (loss) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2007 and the results of its operations, changes in shareholders' equity and comprehensive income (loss) and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

Certified General accountants

Calgary, Alberta, Canada
March 1, 2008, except as for Note 1(b), which is as of March 27, 2009, and as for Note 32 and 33, which are as of October 28, 2009

GLG LIFE TECH CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Canadian Dollars)

	December 31, 2008	December 31, 2007
		Restated (Note 1(b))
ASSETS
Current Assets
Cash and cash equivalents	$7,362,671	$28,253,580
Short term investments (Note 5)	365,785	—
Accounts receivable (Notes 6 and 26)	2,714,114	3,939,045
Interest receivable (Notes 6 and 26)	3,651	199,546
Loans receivable (Notes 6 and 26)	—	1,719,633
Taxes recoverable (Note 7)	1,504,000	1,061,450
Inventory (Note 8)	33,057,690	8,863,190
Prepaid expenses (Note 9)	7,380,086	67,679

	52,387,997	44,104,123
Property, Plant, and Equipment (Note 10)	83,366,043	14,006,891
Goodwill	7,587,798	7,587,798
Restricted Cash (Note 11)	100,710	—
Loans Receivable (Notes 6 and 26)	—	144,549
Deferred Charges	125,261	—
Intangible Assets (Note 12)	30,793,314	28,285,420

	$174,361,123	$94,128,781

LIABILITIES
Current Liabilities
Short term loans (Note 13)	$10,231,500	$—
Accounts payable and accruals (Note 14)	17,167,567	1,246,330
Due to related parties (Note 24)	—	410,078
Interest payable (Notes 15 and 18)	1,063,729	395,568
Advances from a customer (Note 15)	24,492,000	6,549,100
Deferred Revenue (Note 16)	1,995,000	—
Convertible debenture (Note 18)	—	4,742,282

	54,949,796	13,343,358
FUTURE INCOME TAXES, NET (Note 25)	2,414,642	3,887,060
NON-CONTROLLING INTERESTS	167,211	—
SHAREHOLDERS' EQUITY
Share capital (Notes 19 and 20)	93,355,149	61,052,731
Warrants (Note 19)	11,477,908	15,378,511
Equity portion of convertible debenture (Note 18)	—	1,513,003
Contributed surplus	3,347,623	1,702,716
Accumulated other comprehensive income	20,696,008	(1,307,926)
Deficit (Note 21)	(12,047,214)	(1,440,672)

	116,829,474	76,898,363

	$174,361,123	$94,128,781

Description of business, going concern and restatement (Note 1)
Commitments and Contingent Liability (Notes 29 and 30)
Subsequent events (Note 31)

        APPROVED ON BEHALF OF THE BOARD:

(Signed) "Brian Palmieri" Director	(Signed) "Jinduo Zhang" Director

See Accompanying Notes to the Consolidated Financial Statements

GLG LIFE TECH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2008 and 2007
(In Canadian Dollars)

	Year ended December 31
	2008	2007
		Restated (Note 1(b))
REVENUE
Sales	$9,891,318	$8,192,865
Commissions	—	964,185

	9,891,318	9,157,050
COST OF SALES	7,560,490	6,499,954

GROSS PROFIT	2,330,828	2,657,096
GENERAL AND ADMINISTRATIVE EXPENSES	7,217,189	1,607,129

(LOSS) INCOME BEFORE THE UNDERNOTED	(4,886,361)	1,049,967
OTHER INCOME (EXPENSES)
Donation	(73,337)	—
Interest on convertible debenture and advances (Notes 15 and 18)	(2,009,638)	(1,175,874)
Provision on loans and receivables (Notes 6 and 26)	(3,111,351)	—
Interest income	820,765	194,288
Realized foreign exchange loss	(2,842,894)	(308,812)

	(7,216,455)	(1,290,398)

LOSS BEFORE INCOME TAXES AND NON-CONTROLLING INTERESTS	(12,102,816)	(240,431)
INCOME TAXES RECOVERY (Note 25)	1,428,000	609,861

NET (LOSS) INCOME BEFORE NON-CONTROLLING INTERESTS	(10,674,816)	369,430
NON-CONTROLLING INTERESTS	68,274	—

NET (LOSS) INCOME	(10,606,542)	369,430
DEFICIT, beginning of year	(1,440,672)	(1,810,102)

DEFICIT, end of year	(12,047,214)	(1,440,672)

NET (LOSS) INCOME PER SHARE
Basic	$(0.15)	$0.01
Diluted	(0.15)	0.00

Weighted Average Number of Shares Outstanding
Basic	71,740,424	50,988,982
Diluted	107,554,684	109,702,794

See Accompanying Notes to the Consolidated Financial Statements

GLG LIFE TECH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

For the Years Ended December 31, 2008 and 2007
(In Canadian Dollars)

	2008	2007
		Restated (Note 1(b))
Cash provided by (used in)
Operating activities
Net income (loss)	$(10,606,542)	$369,430
Items not affecting cash:
Accretion on convertible debenture	1,257,718	697,925
Stock-based compensation	1,320,575	—
Amortization of property, plant and equipment & intangibles	2,539,869	497,726
Provision on loan and receivables	3,111,371	—
Foreign exchange loss	2,841,737	254,324
Future income tax recovery	(1,416,928)	(609,861)
Non-controlling interests	(68,274)	—

	(1,020,474)	1,209,544
Changes in non-cash working capital items (Note 22)	(18,744,065)	(11,335,750)

Cashflow used by operating activities	(19,764,539)	(10,126,206)

Investing activities
(Increase) Decrease in short term investment	(299,849)	20,000
Increase in loan receivable	—	(155,843)
Equity contribution by non-controlling interests	253,007	—
Increase in restricted cash	(100,710)	—
Purchase of intangible assets	—	(1)
Purchase of property, plant and equipment	(42,381,870)	(6,478,389)

Cash flow used by investing activities	(42,529,422)	(6,614,233)

Financing activities
Reduction in subscriptions receivable	—	380,492
Increase in short term loan	8,387,169	—
Issuance of common shares	17,844,394	32,251,588
Share issuance costs	(195,000)	—
Issuance of warrants	—	1,025,297
Repaid advance from a customer	(7,122,367)	—
Increase in advance from a customer	20,191,680	6,549,100
Convertible debenture	—	4,712,982
Advances from related parties	(846,630)	410,078
Convertible note payable	—	(880,000)

Cash flow from financing activities	38,259,246	44,449,537

Effect of foreign exchange rate changes on cash and cash equivalents	3,143,806	(377,603)

CHANGE IN CASH AND CASH EQUIVALENTS	(20,890,909)	27,331,495
CASH AND CASH EQUIVALENTS, beginning of period	28,253,580	922,085

CASH AND CASH EQUIVALENTS, end of period	$7,362,671	$28,253,580

CASH FLOW SUPPLEMENTARY INFORMATION
Interest paid	$654,056	$263,395
Income taxes received	—	5,000
Increase in accounts payable and accruals related to the purchase of property, plant and equipment	12,657,383	—

See Accompanying Notes to the Consolidated Financial Statements

GLG LIFE TECH CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2008 and 2007
(In Canadian Dollars)

	Share Capital	Warrants	Equity portion of convertible debenture	Contributed Surplus	Accumulated Other Comprehensive Income ("AOCI")	Deficit	Total Comprehensive Income (Loss)
	Restated (Note 1(b))	Restated (Note 1(b))	Restated (Note 1(b))		Restated (Note 1(b))	Restated (Note 1(b))	Restated (Note 1(b))
Balance, December 31, 2006	$19,179,824	$—	$—	$1,767,651	$128,815	$(1,810,102)
Options exercised	132,935	—	—	(64,935)	—	—
Shares issued for service	300,000	—	—	—	—	—
Private Placement	28,564,972	3,318,616	—	—	—	—
Shares issued for AHTD intangible	12,875,000	—	—	—	—	—
Convertible debenture	—	1,140,565	1,513,003	—	—	—
Warrants issued to a customer	—	10,919,330	—	—	—	—
Change in foreign currency translation	—	—	—	—	(1,436,741)	—	(1,436,741)
Net income	—	—	—	—	—	369,430	369,430

Balance, December 31, 2007	$61,052,731	$15,378,511	$1,513,003	$1,702,716	$(1,307,926)	$(1,440,672)	$(1,067,311)

Warrant exercised by a customer	20,235,133	(2,453,160)	—	—	—	—
Warrant expired	—	(1,447,443)	—	1,447,443	—	—
Options exercised	125,527	—	—	(63,107)	—	—
Convertible debenture converted into common shares	7,513,004	—	(1,513,003)	—	—	—
Issurance of restricted shares	1,060,004	—	—	—	—	—
Options granted	—	—	—	260,571	—	—
Common shares issued	3,368,750	—	—	—	—	—
Change in foreign currency translation	—	—	—	—	22,003,934	—	22,003,934
Net loss	—	—	—	—	—	(10,606,542)	(10,606,542)

Balance, December 31, 2008	$93,355,149	$11,477,908	$—	$3,347,623	$20,696,008	$(12,047,214)	$11,397,392

See Accompanying Notes to the Consolidated Financial Statements

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2008 and 2007

1.     DESCRIPTION OF BUSINESS, GOING CONCERN AND RESTATEMENT

  The Company was incorporated under the Companies Act (British Columbia) on June 5, 1998. On March 14, 2007, the Company changed its name to GLG Life Tech Corporation ("GLG" or the "Company"). The principal business of the Company is to manufacture and sell a refined form of stevia.

  a)
  These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future, and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company has generated negative cash flows from operations, is reliant on external sources of financing and has a cumulative deficit of $12,047,214 and a working capital deficiency of $2,561,799 as at December 31, 2008. The Company's ability to continue as a going concern is still dependent upon the ability of the Company to continue to generate profitable operations in the future and to obtain the necessary financing to meet its obligations and to repay its liabilities arising from normal business operations when they come due. The Company must also support its planned capital expansion for the next year. These circumstances cast significant doubt on the Company's ability to continue as a going concern.

    Management plans to secure the necessary financing through a combination of renewal of existing credit facilities, the exercise of existing equity instruments for the purchase of common shares, the issue of new equity or debt instruments and entering into joint venture arrangements. Nevertheless, there is no assurance that these initiatives will be successful. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

  b)
  The Company has restated its financial statements as at and for the year ended December 31, 2007 as follows: (i) In 2007 the proceeds of the convertible debenture were allocated between the liability portion of the convertible debenture, equity portions of the convertible debenture and warrants using the residual value method. The Company has restated its comparative financial statements to allocate the proceeds of the convertible debenture using the relative fair value of the liability portion of the convertible debenture, equity portions of the convertible debenture and warrants. Years prior to 2007 were not affected by these changes. This change resulted in an adjustment to interest expense on the convertible debenture and advances of $617,684, convertible debenture of $1,113,116, equity portion of convertible debenture of $1,323,186, warrants of $1,025,297, property, plant, and equipment of $617,684, and resulted in a decrease of net income for 2007 of $617,684 (ii) In 2007 unrealized foreign exchange gains and losses of $254,324 were recorded in other comprehensive loss and have been reclassified into unrealized foreign exchange loss (iii) accruals related to equity issuances of $195,000 were not recorded and have been adjusted as an increase in accounts payable and accruals and a reduction in share capital and (iv) a future income tax liability related to the customer relationship intangible (note 12) was not recognized in 2007 that resulted in an increase in intangible assets of $4,496,921, future income tax liabilities of $3,887,060 and income tax recovery of $609,861. As a result of these adjustments, net income was reduced by $262,146.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

1.     DESCRIPTION OF BUSINESS, GOING CONCERN AND RESTATEMENT (Continued)

  The following tables present the impact of the restatement:

Year ended December 31, 2007	As previously reported	Restatement	As restated
CONSOLIDATED BALANCE SHEETS
Assets
Property, Plant, and Equipment	$13,389,207	$617,684	$14,006,891
Intangible assets	23,788,499	4,496,921	28,285,420
Liabilities
Accounts payable and accruals	$1,051,330	$195,000	$1,246,330
Convertible debenture	5,855,398	(1,113,116)	4,742,282
Future income taxes, net	—	3,887,060	3,887,060
Shareholders' equity
Share capital	$61,247,731	$(195,000)	$61,052,731
Warrants	14,353,214	1,025,297	15,378,511
Equity portion of convertible debenture	189,817	1,323,186	1,513,003
Accumulated other comprehensive loss	(1,562,250)	254,324	(1,307,926)
Deficit	(1,178,526)	(262,146)	(1,440,672)
CONSOLIDATED STATEMENT OF OPERATIONS
Other expense
Interest on convertible debenture and advance	$(558,190)	$(617,684)	$(1,175,875)
Foreign exchange loss	(54,488)	(254,324)	(308,812)
Income tax recovery	—	609,861	609,861
Net income	631,576	(262,146)	369,430
Net income per share
Basic	$0.01	—	0.01
Diluted	0.01	(0.01)	0.00
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
Change in foreign currency translation	$(1,691,065)	$254,324	$(1,436,741)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a)    Principles of consolidation

    The Company's consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"), and are presented in Canadian dollars.

    These consolidated financial statements include the accounts of the Company and all its significantly owned subsidiaries: Qingdao Runde Biotechnology Company Limited, Dongtai Runyang Stevia High Tech Company Limited, Chuzhou Runhai Stevia High Tech Company Limited, Anhui Bengbu HN High Tech Development Company Limited, Agricultural High-Tech Developments Limited, and 55% owned subsidiary, GLG Weider Sweet Naturals Corp.

    All significant inter-company balances and transactions have been eliminated upon consolidation.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  b)    Cash and cash equivalents

    Cash and cash equivalents, which include term deposits and money market funds that are purchased three months or less from maturity, are presented net of outstanding items including cheques written but not cleared by the bank as at the balance sheet date.

  c)     Short term investments

    The Company's investments consist of term deposits, and are classified as held to maturity for accounting purposes and are carried on the balance sheets at amortized cost using the effective interest method. Investments with maturities of greater than ninety days and less than one year are classified as short-term investments.

  d)    Inventory

    The Company measures its inventory at the lower of cost or net realizable value ("NRV") with respect to raw materials, finished goods and work-in-progress. NRV for finished goods and work-in-progress is generally considered to be the selling price in the ordinary course of business less the estimated costs of completion and estimated costs to make the sale.

    The Company calculates its inventory on a weighted average basis. Cost of purchase includes purchase price, applicable taxes and other costs related to the acquisition of raw materials. Cost of conversion of inventories includes direct labour, direct production costs, indirect labour, capitalized interest and fixed production overhead including depreciation.

    The Company evaluates its inventories at each period end to determine if a write-down or reversal of previously recorded write-downs in carrying value is required. The write-down and/or reversal of write-down is recorded in cost of goods sold as recognized. A loss is recognized if the net realizable value is lower than the carrying value.

  e)     Foreign currency translation

    All of the Company's subsidiaries operate as self-sustaining foreign operations, and the respective accounts have been translated into Canadian dollars in accordance with the current rate method. Assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates, and revenue and expenses are translated on the basis of average exchange rates during the periods. Exchange gains or losses arising from the translation of these accounts are included in the accumulated other comprehensive income, a component of shareholders' equity, until realized.

    Other foreign currency transactions are translated using the temporal method. Exchange gains or losses are included in the consolidated statement of operations.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  f)     Property, plant and equipment

    Property, plant and equipment are recorded at cost less accumulated amortization. Amortization is calculated using the following annual rates:

Ion exchange resin equipment	15 years	straight-line method (with 10% residual value)
Buildings	20 years	straight-line method (with 10% residual value)
Manufacturing equipment and biological assets	10 years	straight-line method (with 10% residual value)
Motor vehicles, computer equipment and software, and furniture and fixtures	5 years	straight-line method (with 10% residual value)

    Beginning January 1, 2008, the Company changed its depreciation rate for Ion exchange equipment from 20 years to 15 years. This is a change in estimate and has been applied prospectively.

    Amortization is not provided for construction in progress until the assets are ready for use.

  g)     Impairment of long-lived assets

    Long-lived assets are reviewed for impairment when events and circumstances indicate that the carrying amount of an asset may not be recoverable. The Company's policy is to record an impairment loss when it is determined that the carrying amount of the assets exceeds the sum of the expected undiscounted future cash flows resulting from use of the asset and its eventual disposition. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds its fair value and is recognized as an expense in the period of impairment. Long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

  h)    Goodwill

    Goodwill represents the cost of acquired businesses in excess of the fair value of net identifiable assets acquired and arose as a result of the acquisition of Qingdao Runde Biotechnology Ltd. in fiscal 2006. Goodwill is tested for impairment at least annually or when indicated by events or changes in circumstances, by comparing the fair value of a particular reporting unit to its carrying value. When the carrying value of a reporting unit exceeds its fair value, the fair value of the reporting unit's goodwill is compared with its carrying value to measure any impairment loss. The last goodwill impairment test was performed on December 31, 2008.

  i)     Intangible assets

    Intangible assets include customer relationships, patents and technology. Intangible assets are amortized over the estimated useful life of each asset unless the life is determined to be indefinite. An intangible asset with an indefinite life is not amortized but will be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Customer relationships are amortized over a five-year period based on the ratio of actual sales to planned sales volume expected from the relationship. Patents and technology are amortized on a straight-line basis over the expected useful life of 20 years.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  j)     Income taxes

    Future income taxes are recorded using the asset and liability method. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs.

  k)    Revenue recognition

    Revenue from product sales is recognized when products are shipped to customers and ownership is transferred to customers, when the price is fixed or determinable and when the ultimate collection is reasonably assured. Customer prepayments are recorded as advances from customers and revenue is not recognized until the shipment of goods occurs.

    Initial fees and non-refundable payments received by the Company are deferred and amortized into operations on a straight-line basis over the period of the ongoing involvement of the Company in the contract if no other objectively measureable performance criteria exists that indicates another method of recognition is more appropriate.

  l)     Loss per share

    The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments. Under this method the dilutive effect on loss per share is recognized on the use of the proceeds that could be obtained upon exercising of the options, warrants and similar instruments. It assumes that the proceeds would be used to purchase common shares at the average market price during the period.

  m)   Research and development costs

    Research costs are expensed in the period in which they are incurred. Development costs are expensed in the period in which they are incurred unless such development costs meet the criteria under Canadian GAAP for deferral and amortization. No development costs have been deferred to date.

  n)    Stock-based compensation

    The Company grants stock options and restricted shares to employees, directors, and consultants pursuant to the Stock Option and Restricted Share Plan. The Company uses the Black-Scholes option valuation model to calculate the fair value of stock options.

    For stock options and restricted shares granted to directors, officers and employees, the fair value is estimated on the date of grant and is amortized to compensation expense on a straight-line basis over the related vesting periods. For stock options and restricted shares granted to non-employees, the fair value is measured when performance is complete, a performance commitment is made or the options are fully vested and non-forfeitable, whichever is earliest, and the expense is recognized over the period in which the goods or services from the non-employees are received.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    Compensation expense is recorded based on the estimated fair value of options with a corresponding credit to contributed surplus. Any consideration received on the exercise of stock options is credited to share capital.

    Option pricing models require the input of highly subjective assumptions, including the expected price volatility, expected life of the option, and risk-free interest rate. The Company estimates forfeitures at the grant date and revises the estimate as necessary if subsequent information indicates that actual forfeitures differ significantly from the original estimate. Changes in these assumptions can materially affect the fair value estimate.

  o)    Use of estimates and measurement uncertainty

    The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Significant items subject to such estimates and assumptions include revenue recognition, the carrying amount of plant and equipment, valuation allowances for receivables and inventories, the valuation of goodwill, intangible assets, warrants, convertible debenture and stock based compensation. Actual results may differ from those estimates.

  p)    Capitalization of interest costs

    Interest and accretion on long term debt associated with the construction of long term assets and interest on advances from a customer are capitalized into property, plant and equipment and inventory, where the borrowing cost is attributable to the acquisition, construction or production of a qualifying asset. A qualifying asset is an asset that necessarily takes a substantial period of time to get ready for its intended use or sale.

    Where funds were borrowed specifically for obtaining a qualifying asset, the amount of borrowing costs eligible for capitalization is determined as the product of the average accumulated costs and average interest rate applicable to the borrowing. The interest cost of debt attributable to the construction of major new facilities is capitalized during the construction period until the facilities are substantially complete. Interest costs of debt attributable to inventory is capitalized based on the cost of raw materials until the raw materials are transferred into work-in-progress. Interest on funds borrowed that are not specific to obtaining a qualifying asset are expensed as incurred.

    Capitalized interest cannot exceed the actual interest incurred.

  q)    Financial instruments

    The Company classifies its financial instruments into one of the following categories: held-for-trading (assets and liabilities), assets available-for-sale, loans and receivables, assets held-to-maturity and other financial liabilities. All financial instruments are measured at fair value on initial recognition. Transaction costs are included in the initial carrying amount of financial instruments except for held-for-trading items in which case transaction costs are expensed as incurred. Measurement in subsequent periods depends on the classification of the financial instrument.

    Financial assets and liabilities "held-for-trading" are subsequently measured at fair value with changes in fair value recognized in operations. Financial assets "available-for-sale" are subsequently measured

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    at fair value with changes in fair value recognized in other comprehensive income. Financial assets "held-to-maturity", "loans and receivables", and "other financial liabilities" are subsequently amortized using the effective interest rate method.

    Financial instruments that are derivative contracts are considered "held-for-trading" unless they are designed as a hedge. Cash and cash equivalents, and short term investments are classified as "held-for-trading" and are measured at carrying value which approximates fair value due to the short-term nature of these instruments. Accounts receivable and certain other assets that are financial instruments are classified as "loans and receivables". Short term bank loans, accounts payable, interest payable, advance from a customer, and convertible debenture are classified as "other financial liabilities". The Company currently does not have any hedges.

3.     CHANGES IN ACCOUNTING POLICIES

  Accounting policies implemented effective January 1, 2008

  In October 2006, the CICA issued Hanbook Section 1535 "Capital Disclosures" requires disclosure regarding what the Company defines as capital and its objectives, policy and processes for managing capital. In addition, disclosures are to include whether companies have complied with externally imposed capital requirements and, if not, the consequences of such non-compliance. Additional disclosure has been provided in Note 27.

  In October 2006, the CICA issued Handbook Section 3862 "Financial Instruments — Disclosure" and Section 3863 "Financial Instruments — Presentation" have replaced Section 3861 "Financial Instruments — Disclosure and Presentation". These new sections incorporate many of the disclosure requirements of Section 3861, but place an increased emphasis on disclosure about risk, including both qualitative and quantitative information about the risk exposures arising from financial instruments. Additional disclosure has been provided in Note 26.

  In May 2007, the CICA issued Handbook Section 3031, "Inventories". The standard introduces changes to the measurement and disclosure of inventory and is consistent with International Financial Reporting Standards. The Company adopted the measurement provisions of the standard effective January 1, 2008. The adoption of this standard did not have an impact on this Company's consolidated financial statements. Additional disclosure has been provided in Note 8.

4.     RECENT ACCOUNTING PRONOUNCEMENTS

  In 2008, the CICA issued Handbook Section 3064, "Goodwill and Intangible Assets" which replaces Section 3062, "Goodwill and Intangible Assets", and Section 3450, "Research and Development Costs", and establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. This new standard is effective for the Company's interim and annual consolidated financial statements commencing January 1, 2009. The Company is currently assessing the impact of the new standard on its financial statements.

  In January 2009, the CICA issued Handbook Section 1582, "Business Combinations", which requires that all assets and liabilities of an acquired business be recorded at fair value at acquisition. Obligations for contingent consideration and contingencies will also be recorded at fair value at the acquisition date. The standard also states that acquisition-related costs will be expensed as incurred and that restructuring charges will be expensed in the periods after the acquisition date. The Section applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

4.     RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

  reporting period on or after January 1, 2011. The Company is currently assessing the impact of the new standard on its financial statements.

  In January 2009, the CICA issued Handbook Section 1601, "Consolidations" ("CICA 1601"), and Section 1602, "Non-controlling Interests" ("CICA 1602"). CICA 1601 establishes standards for the preparation of consolidated financial statements. CICA 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. These standards apply to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011. The Company is currently assessing the impact of the new standard on its financial statements.

  In January 2009, the CICA issued EIC Abstract 173, "Credit Risk and the Fair Value of Financial Assets and Financial Liabilities". The EIC requires the Company to take into account the Company's own credit risk and the credit risk of the counterparty in determining the fair value of financial assets and financial liabilities, including derivative instruments. The Company is currently assessing the impact of the new standard on its financial statements.

5.     SHORT TERM INVESTMENTS

  At December 31, 2008, the Company has $365,785 (RMB 2,037,800) (2007 — nil) of 6-month term deposits with the Bank of China, which bear interest at a rate of 3.78% per annum.

6.     ACCOUNTS RECEIVABLE, INTEREST RECEIVABLE, AND LOANS RECEIVABLE

	2008	2007
Accounts receivable	$3,336,143	$3,939,045
less allowance of doubtful accounts	(622,029)	—

	2,714,114	3,939,045

Interest receivable	202,971	199,546
less allowance of doubtful accounts	(199,320)	—

	3,651	199,546

Loans receivable	2,290,002	1,864,182
less allowance of doubtful accounts	(2,290,002)	—

	—	1,864,182
current portion		(1,719,633)

	—	144,549

  Since 2005, the Company has been engaged in the distribution of stevia and other nutritional health products produced or sourced by or on behalf of the Company in China through Shandong Yong He Tang Health Products Chain Stores Limited ("YHT"). The Company extended loans to YHT in 2005 and 2006 to support the growth of YHT's marketing efforts. The loans are not secured and were valued at $2,290,002 (US$1,870,000) at December 31, 2008. As at December 31, 2008, the Company's accounts receivable and interest receivable included $622,029 and $199,320, respectively, owing from YHT.

  During 2008, the Company reduced its involvement with YHT and on September 8, 2008 entered into a Heads of Agreement with YHT. In accordance with the Heads of Agreement, which is non-binding, the

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

6.     ACCOUNTS RECEIVABLE, INTEREST RECEIVABLE, AND LOANS RECEIVABLE (Continued)

  Company will convert all amounts owing from YHT into an equity investment. As part of this agreement, the Company has agreed to extend the due date of the loans to June 2009.

  As the Heads of Agreement is non-binding and due to the uncertainty associated with the collectability of amounts owed by YHT including entering into a definitive binding agreement, the Company has recorded an allowance of $3,111,351 against the loans, interest and accounts receivable. The allowance has been recorded as part of other expenses in the consolidated statement of operations.

7.     TAXES RECOVERABLE

  The taxes are value-added taxes paid on purchases in China and GST paid in Canada. These taxes are recoverable from the respective authorities upon filing of the prescribed returns.

8.     INVENTORY

  For the year ended December 31, 2008, the amount of inventories recognized as expense was $7,560,490 (2007 — $6,499,954). There was no write-down of inventories recognized as an expense, nor any reversal of any write-down. Interest capitalized as a cost of inventory was $523,272 for the year ended December 31, 2008 (2007 — nil).

	2008	2007
Raw material	$22,920,668	$8,329,402
Work in process	8,905,270	95,101
Finished goods	1,231,752	438,687

	$33,057,690	$8,863,190

9.     PREPAID EXPENSES

	2008	2007
Prepayment for raw material	$4,037,362	$—
Prepayment for construction and equipment	2,751,191	—
Insurance	65,644	—
Prepaid design engineering	—	29,630
Rent	—	26,169
Other	525,889	11,880

	$7,380,086	$67,679

  Of the $4,037,362 of raw material prepayment, $1,346,250 was a raw material deposit paid to a related company. The transaction was not completed and the balance was fully refunded to the Company subsequent to the year end.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

10.   PROPERTY, PLANT AND EQUIPMENT — Restated (Note 1(b))

	2008			2007 Restated (Note 1(b))
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Ion exchange resin equipment	$9,673,435	$944,565	$8,728,870	$7,291,452	$278,141	$7,013,311
Manufacturing equipment and Biological assets	7,951,867	730,566	7,221,301	2,512,696	175,288	2,337,408
Buildings	2,809,244	112,508	2,696,736	1,143,505	39,651	1,103,854
Leasehold land use rights and Construction in progress	64,238,039	—	64,238,039	3,448,855	—	3,448,855
Computer equipment and software	377,080	15,556	361,524	28,129	22,196	5,933
Motor vehicles and Furniture and fixture	142,843	23,270	119,573	102,404	4,874	97,530

	$85,192,508	$1,826,465	$83,366,043	$14,527,041	$520,150	$14,006,891

  Construction in progress is the cost related to the construction of two new leaf processing facilities at its subsidiaries Runhai in Mingguang and Runyang in Dongtai, China.

  The leasehold represents land use rights for a term of 50 years. Under the People's Republic of China ("PRC") law, land use rights can be revoked and the tenants can be forced to vacate at any time when re-development of the land is in the public interest.

  The total amortization charge to the Cost of Sales for the year was $953,995 (2007 — $476,727).

  Interest capitalized during the year was $537,430 (2007 — $879,405).

  Property, plant and equipment have been pledged as general collateral for the line of credit facilities available to the Chinese subsidiaries (Note 26d)

11.   RESTRICTED CASH

  The Company is required to hold a guaranteed investment certificate with a bank as collateral for the

  Company's credit cards issued to several employees.

12.   INTANGIBLE ASSETS — Restated (Note 1(b))

	2008			2007 Restated (Note 1(b))
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Customer relationship	$15,416,254	$208,230	$15,208,024	$15,416,254	$5,836	$15,410,418
Intangible from AHTD acquisition	16,243,752	658,462	15,585,290	12,875,002	—	12,875,002

	$31,660,006	$866,692	$30,793,314	$28,291,256	$5,836	$28,285,420

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

12.   INTANGIBLE ASSETS — Restated (Note 1(b)) (Continued)

  a)    Customer relationship

    In conjunction with signing the five year supply agreement with Cargill Incorporated ("Strategic Customer"), the Company issued share purchase warrants in July 2007. Since the Company expected to obtain future economic benefits from the relationship an intangible was recorded as the fair value of consideration given to enter into the contract.

    The first warrant allowed the Strategic Customer to purchase 14,365,642 common shares of the Company at an exercise price of $3.50 per share. A second warrant allowed the Strategic Customer to purchase 5,223,943 common shares at an exercise price of $4.44 per share.

    The warrants were valued at $10,919,330 using the Black-Scholes Option Pricing Model, with the following assumptions:

Risk-free interest rate:	4%
Dividend yield:	0%
Volatility:	45%
Expected time to maturity:	various from 7 months to 21 months depending on the lives of the warrants.

    The customer relationship is amortized over a five-year period based on the ratio of actual sales to planned sales volume expected to be generated under the contract.

  b)    Intangible from AHTD acquisition

    On December 27, 2007, the Company acquired all issued and outstanding shares of Agricultural High-Tech Developments Limited (AHTD), a company incorporated under the laws of the Marshall Islands. AHTD owns patents relating to new stevia seedling and breeding technology. One patent has been registered with the Chinese government and another one is pending.

    The purchase price consists of 12,500,000 common shares of the Company. 3,750,000 common shares valued at $3.43 per share were issued on December 27, 2007 and 4,375,000 valued at $0.77 were issued on November 27, 2008. The balance of the 4,375,000 common shares will be issued based on the stevia seedling providing a certain amount of production in 2009. The value of the common shares issued is based on the value of the Company's common shares on the date the production targets are achieved and the Company is committed to the issuance.

    The intangible assets are estimated to have a useful life of 20 years and are amortized over that period, subject to an annual impairment review.

13.   SHORT TERM LOANS

  In 2008, the Company obtained two loans to finance its expansion. A loan of $6,641,500 (RMB 37,000,000), which was obtained from Dongtai Rural Credit Union, bears interest of 6.66% per annum and matures on November 20, 2009. The loan is secured by the property, plant and equipment of one of the Company's subsidiaries which has a carrying value of $33,854,428.

  A loan of $3,590,000 (RMB 20,000,000), which was obtained from Construction Bank of China, bears interest of 5.31% per annum and matures on December 25, 2009. The loan is secured by one of the Company's subsidiaries which has a carrying value of $34,262,497.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

14.   ACCOUNTS PAYABLE AND ACCRUALS — Restated (Note 1(b))

	2008	2007
		Restated (Note 1(b))
Raw material	$2,687,714	$92,077
Construction and equipment	12,720,270	62,887
Consulting fees	75,000	210,000
Trade payable	1,323,217	609,265
Other	361,366	272,101

	$17,167,567	$1,246,330

  Consulting fees payable of $75,000 (2007 — $210,000) resulted from consulting services provided by the Company's management (Note 24).

15.   ADVANCES FROM A CUSTOMER AND INTEREST PAYABLE

  In 2007, the Company signed a five year supply agreement and a prepayment agreement for 2007 and 2008 orders whereby the Strategic Customer financed up to US$7,000,000 for the purchase of stevia leaves, which was further processed into the stevia extract to be shipped to the customer. The principal balance of the advance as of December 31, 2007 was $6,549,100.

  The prepayment was repaid by way of the sale of stevia extracts to the Strategic Customer. Interest at LIBOR + 3.25% was charged per annum, payable on a quarterly basis until September 15, 2008, original maturity date of the balance, and LIBOR + 10.5% from September 16, 2008 to November 30, 2008 when the advance was repaid in full.

  In July 2008, the Company entered into another supply and prepayment agreement whereby the Strategic Customer financed $24,492,000 (US$20,000,000) for the purchase of stevia leaves for 2009 orders, which shall be further processed into the stevia extract to be shipped to the Strategic Customer. The prepayment and accrued interest will be repaid by way of the sale of stevia extracts to the Strategic Customer. Interest at LIBOR + 6% is charged per annum. The prepayment is collateralized by a general security agreement over all assets of the Company. There is a covenant that at any time during the advance remains outstanding, the Company cannot incur more than US$80 million of indebtedness for plant expenditure or additional leaf financing beyond the US $20 million associated with this prepayment. The principal balance of the advance as of December 31, 2008 was $24,492,000 (US$20,000,000) and interest accrued for the year was $1,063,729 (US$868,634).

16.   DEFERRED REVENUE

  In July 2008, an upfront non-refundable fee of US$2,500,000 was received as part of a supply agreement with the Strategic Customer that requires a minimum quantity of stevia to be delivered by the Company over a one year period. This payment was deferred and is being recognized as revenue over a one year period from October 1, 2008 to September 30, 2009. The balance of the deferred revenue was $1,995,000 as at December 31, 2008 (2007 — nil).

17.   ECONOMIC DEPENDENCE

  In 2007, the Company entered into a five year renewable supply agreement with the Strategic Customer to supply the Strategic Customer with stevia product and replaced that agreement with a 10-year strategic

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

17.   ECONOMIC DEPENDENCE (Continued)

  alliance agreement with the Strategic Customer in May 2008. The agreement outlines annual minimum purchase and supply quantities over the term of the agreement. For each of years two and three, once volume and price have been agreed, The Strategic Customer will be required to either take the committed volume or pay the agreed price.

  The supply agreement with the Strategic Customer accounts for 77% of revenue for the year ended December 31, 2008 (2007 — 23%).

  The Company also received an advance from the Strategic Customer in fiscal 2008 as described in note 15.

18.   CONVERTIBLE DEBENTURE — Restated (Note 1(b))

  On June 22, 2007, the Company issued a convertible debenture and share purchase warrants for total gross proceeds of $6,000,000. The convertible debenture was due on June 30, 2008 and bore interest at a rate of 12% per annum, payable semi-annually in arrears beginning on December 31, 2007. The convertible debenture was convertible at the option of the holder into common shares with the first third of the principal convertible at a conversion price of $2.80 per common share, the second third of the principal convertible at $3.05 per common share and the remaining third at $3.30 per common share (Note 19b).

  The convertible debenture was issued with warrants to purchase up to 1,200,000 common shares of the Company. The warrants expire on June 22, 2009 and are each exercisable for one common share at $3.05 for the first 600,000 common shares and $3.30 for the second 600,000 common shares.

  The Company allocated the gross proceeds received of $6,000,000 from the issuance of the convertible debenture and warrants on a relative fair value basis as follows: $3,346,432 to the convertible debenture, $1,513,003 to the equity component of the convertible debenture, and $1,140,566 to the warrants. The fair value of the convertible debenture was determined based on the future payments of principal and interest for a debt instrument of comparable maturity and credit quality but excluding any conversion option by the holder. The convertible debentures carry an effective interest rate of 18%. The warrants were valued using the Black-Scholes option pricing model using a risk-free interest rate of 4.06%, an expected life of 2 years and a volatility of 85%. The fair value of the equity component of the convertible debentures was valued using the Black-Scholes option pricing model using a risk-free interest rate of 4.67%, an expected life of 1 year and a volatility of 85%. A change in the method of allocating the gross proceeds of the convertible debenture between the liability portion of the convertible debenture, equity portion of the convertible debenture and warrants resulted in a restatement (Note 1b).

  Over the term of the convertible debenture, the fair value of the convertible debenture was accreted to its face value. During the year ended December 31, 2008, the Company recorded accretion of $1,257,718 (2007 — $1,395,850) related to the convertible debenture as a charge to accretion expense and capitalized interest with a corresponding credit to the liability component of the convertible debenture based on a straight line method which approximates the effective interest method. Half of the interest was capitalized in accordance with the Company's accounting policies until the underlying assets were put in operation and half of the interest was expensed in the consolidated statements of operations.

  At December 31, 2007 the convertible debenture had a carrying value of $4,742,282 and on June 30, 2008 the convertible debenture was converted into 1,976,082 common shares of the Company.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

19.   SHARE CAPITAL — Restated (Note 1(b))

  a)    Capital Stock

          Authorized

    Unlimited number of common shares with no par value

          Common shares

    The holders of common shares are entitled to one vote per share

	Number of Shares	Amount
Balance at December 31, 2006,	49,857,394	$19,179,824
reflecting the effect of the March 14, 2007 (3:1) stock consolidation.
Options exercised	226,666	132,935
Shares issued for service	250,000	300,000
Private Placement	11,500,000	28,564,972
Shares issued for AHTD intangible (Note 12)	3,750,000	12,875,000

Balance at December 31, 2007	65,584,060	$61,052,731
Warrants exercised	5,085,839	20,235,133
Options exercised	208,067	125,527
Issuance of restricted shares	1,290,614	1,060,004
Convertible debenture converted into common shares (Note 18)	1,976,082	7,513,004
Shares issued for AHTD intangible (Note 12)	4,375,000	3,368,750

Balance at December 31, 2008	78,519,662	$93,355,149

  To finance the Company's plant and operations expansion, the Company raised gross proceeds of $34.5 million through a private placement in December 2007. The private placement consisted of 11,500,000 common shares at $3.00 per share and one half of one common share purchase warrant. Each whole warrant entitles the holder to purchase one common share of the Company at an exercise price of $4.50 per common share for a period of 18 months from the closing of the private placement. The Company valued the warrants at $2,504,987 using the following assumptions:

Risk-free interest rate	10%
Dividend yield	0%
Volatility	42%
Expected time to maturity	18 months

  The Company paid a cash commission equal to six percent of the gross proceeds of this private placement. The broker was also granted a number of compensation warrants equal to six percent of the total number of units sold pursuant to the offering, valued at $150,299. Each compensation warrant entitles the holder thereof to acquire one unit at an exercise price of $3.00 per unit on the same terms and conditions of the offering, for a period of 18 months from the closing of the offering. The Company also granted another broker 690,000 warrants valued at $663,330 as compensation for the private placement. Including other related share issuance costs, the Company charged a total of $3,279,742 against share capital.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

19.   SHARE CAPITAL — Restated (Note 1(b)) (Continued)

  b)    Warrants — Restated (Note 1(b))

    A summary of the Company's share purchase warrants at December 31, 2008 and the changes since December 31, 2006 is presented below:

	Number of Warrants	Amount
Balance at December 31, 2006,	—	$—
Private Placement	6,785,000	3,318,616
Warrants issued to a customer	19,589,585	10,919,330
Warrants issued with convertible debenture	1,200,000	1,140,565

Balance at December 31, 2007	27,574,585	$15,378,511
Warrants exercised by a customer	(5,085,839)	(2,453,160)
Warrants expired	(3,591,411)	(1,447,443)

Balance at December 31, 2008	18,897,335	$11,477,908

    The following table summarizes information about the warrants outstanding at December 31, 2008:

Expiry date	Weighted average exercise prices	Number outstanding at December 31, 2008
March 31, 2009	$3.95	10,912,335
June 11, 2009	4.35	6,785,000
June 22, 2009	3.18	1,200,000

	$4.04	18,897,335

    Subsequent to December 31, 2008, 10,912,335 of warrants granted to the Strategic Customer expired unexercised (Note 31).

20.   STOCK OPTIONS AND RESTRICTED SHARES

  The Company is subject to the policies of the Toronto Stock Exchange ("TSX"), under which it is authorized to grant options to officers, directors, employees and consultants enabling them to purchase common stock of the Company. The Company has one stock option and restricted shares plan ("Plan") which was amended and effective as of May 16, 2008. The Plan is administered by the Board of Directors, which determines individual eligibility under the Plan.

  Stock options

  Under the Plan, options granted are non-assignable and the number of common shares available for issue is a maximum of 10% of the issued and outstanding common shares of the Company inclusive of any restricted shares granted under the Plan. The maximum term of an option is 5 years after the date of grant.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

20.   STOCK OPTIONS AND RESTRICTED SHARES (Continued)

  The fair value of the options granted in 2008 has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	3%
Dividend yield	0%
Volatility	141%
Expected option life	5 years
Expected forfeitures per year	5%

  The following is a summary of option transactions:

	Number of Shares	Weighted Average Exercise Price Per Share
Balance, December 31, 2006	5,828,067	$0.30
Options exercised	(226,667)	0.30
Options forfeited	(33,333)	0.30

Balance, December 31, 2007	5,568,067	$0.30
Options granted	183,866	3.91
Options exercised	(208,067)	0.30

Balance, December 31, 2008	5,543,866	$0.42

  The following table summarizes information about stock options outstanding at December 31, 2008:

Exercise Prices	Number Outstanding at December 31, 2008	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2008	Weighted Average Exercise Price
$0.30	5,360,000	1.72	$0.30	5,360,000	$0.30
0.80	5,000	4.91	0.80	—	—
4.00	178,866	4.62	4.00	—	—

	5,543,866	1.81	$0.42	5,360,000	$0.30

  $260,571 has been recorded as stock-based compensation expense on the consolidated statement of operations for the year ended December 31, 2008 (2007 — nil).

  Restricted shares

  Under the Plan, restricted shares granted are non-assignable and the number of common shares available for issue is a maximum of 10% of the issued and outstanding common shares in the Company inclusive of any stock options granted under the Plan. Holders of restricted shares are entitled to voting rights and dividends. The maximum vesting period for restricted shares is 5 years from the date of grant. Restricted shares issued to certain employees have certain performance criteria, which are based on production and financial targets.

  During the year ended December 31, 2008, 1,290,614 (2007 — nil) restricted shares were issued with a fair value of $4,682,000.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

20.   STOCK OPTIONS AND RESTRICTED SHARES (Continued)

  The vesting periods for restricted stock are as follows:

Numbers of restricted shares	Vesting period (years)	Performance based
45,436	—	No
120,000	1.90	Yes
1,125,178	2.37	Yes

1,290,614	2.24

  $1,060,005 has been recorded as stock-based compensation expense on the consolidated statements of operations for the year ended December 31, 2008 (2007 — nil) based on achieving certain performance conditions.

21.   RESERVE FOR EMPLOYEE BENEFITS

  The laws in China require all wholly owned foreign entities to set aside 10% of retained earnings as a general reserve fund for employee benefits until such a fund has reached 50% of the Company's registered capital. The amount of the Company's reserve is $298,438 for the year ended December 31, 2008 (2007 — $139,474).

22.   CHANGES IN NON-CASH WORKING CAPITAL — Restated (Note 1(b))

	2008	2007
		Restated (note 1(b))
Accounts receivable	$1,534,415	$(3,463,150)
Interest receivable	(2,772)	(102,309)
Taxes recoverable	(84,099)	(1,037,760)
Inventory	(14,410,203)	(8,718,071)
Prepaid expenses	(6,016,902)	1,560,515
Deferred charges	(102,682)	—
Accounts payable	(1,659,795)	29,455
Interest payable	2,973	395,570
Deferred revenue	1,995,000	—

	$(18,744,065)	$(11,335,750)

23.   SEGMENTED INFORMATION — Restated (Note 1(b))

  The Company operates in one reportable operating segment, being the manufacturing and selling of a refined form of stevia and has operations in Canada and China.

December 31, 2008	Canada	China	Total
Property, Plant, and Equipment	$875	$83,365,168	$83,366,043
Revenue	894,001	8,997,317	9,891,318

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

23.   SEGMENTED INFORMATION — Restated (Note 1(b)) (Continued)

December 31, 2007	Canada	China	Total
		Restated (Note 1(b))
Property, Plant, and Equipment	$9,479	$13,997,412	$14,006,891
Revenue	964,185	8,192,865	9,157,050

24.   RELATED PARTY TRANSACTIONS

  During the year, the Company entered into the following transactions with related parties:

  a)
  Pursuant to consulting agreements between the Company and officers of the Company, consulting fees of $476,098 were expensed for the year ended December 31, 2008 (2007 — $294,681) of which $75,000 remained as an accounts payable as at December 31, 2008 (2007 — $210,000).

  b)
  Pursuant to a management services agreement, the Company recorded management expenses of $365,475 (2007 — nil) to a company controlled by senior executives for management services provided to the Company.

  c)
  The Company entered into a 5-year facility rental agreement expiring on December 31, 2011 with a company that two officers have ownership interest in. The Company recorded rental expense of $76,800 (RMB 500,000) (2007 — $70,600 or RMB 500,000). The commitment for the remaining three years is $230,400 (RMB 1,500,000). As at December 31, 2008, $76,000 (RMB500,000) (2007 — nil) remained as an account payable.

  d)
  In 2007, the Company borrowed $410,078 (US$400,000) to pay for the initial capitalization of one of the subsidiaries from a company of which two of the Company's directors and officers are shareholders. The amount was fully repaid in January 2008.

  These transactions were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

25.   INCOME TAXES — Restated (Note 1(b))

  a)
  Future tax assets and liabilities

	2008	2007
		Restated (Note 1(b))
Non-capital loss carry-forwards	$1,584,773	$611,606
Inventory	(157,056)	—
Net capital loss carry-forwards	571,460	—
Deferred revenue	598,500	—
Intangible assets	(4,278,898)	(4,496,920)
Property, plant and equipment	(343,458)	(231,189)
Cumulated eligible capital	220,945	229,443

	(1,803,734)	(3,887,060)
Less valuation allowance	(610,908)	—

Future income tax liability	$(2,414,642)	$(3,887,060)

  b)
  Effective tax rate

    Income tax expense (recovery) differs from the amount that would be computed by applying the combined federal and provincial statutory income tax rates of 31% (2007 — 34.12%) to income before income taxes. The reasons for the differences are as follows:

	2008	2007
		Restated (Note 1(b))
Tax recovery at statutory rates	$(3,751,873)	$(82,035)
Increase (decrease) resulting from:
Permanent and other differences	1,597,370	554,839
Change in tax rates	326,508	141,780
Foreign tax rate differences	(316,994)	(527,413)
Expiry of prior year losses	106,081	305,088
Change in valuation allowance	610,908	(1,002,120)

	$(1,428,000)	$(609,861)

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

25.   INCOME TAXES — Restated (Note 1(b)) (Continued)

  c)
  Canadian and China income taxes

	2008	2007
		Restated (Note 1(b))
Provision for income taxes
Current tax provision
Canadian	$—	$—
China	—	—

	—	—
Future tax recovery
Canadian	(1,164,597)	(609,861)
China	(263,403)	—

	$(1,428,000)	$(609,861)

  d)
  Losses carryforward

    The Company has non-capital losses carried forward of approximately $5,577,934, which are available to reduce income of future years in Canada and China and which expire as follows:

2009	$312,482
2013	1,479,653
2014	24,502
2015	146,386
2027	881,565
2028	2,733,346

Total	$5,577,934

    The Company's Canadian parent and subsidiary are subject to Canadian income taxes while the subsidiaries in China are subject to Chinese income taxes. One of the Chinese subsidiaries is fully exempted from Chinese income taxes for the first two profitable years and will be taxed at half of the 33% statutory rate in China for the following three years. The first two years of full exemption on taxable income expired by end of 2008.

26.   FINANCIAL INSTRUMENTS

  a)
  Categories of financial assets and liabilities

    Financial instruments are classified into one of the following five categories: held-for-trading, held-to-maturity investments, loans and receivables, available-for-sale financial assets, and other

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

26.   FINANCIAL INSTRUMENTS (Continued)

    financial liabilities. The carrying value of the Company's financial instruments is classified into the following categories:

	2008	2007
Held-for-trading	$7,829,166	$28,253,580
Loans and receivables	2,717,765	6,002,773
Other financial liabilities	52,954,796	13,343,358

    The carrying value of the financial assets, less provision for impairment if applicable, approximates the fair value because of the short-term nature of these instruments. The fair values of the Company's financial liabilities, including accounts payables and accruals, customer advances and interest payable were below carrying values as at December 31, 2008 due to the liquidity and going concern issues of the Company described in note 1. The fair value of the Company's short-term loans which bear a fixed interest rate approximate their fair values since they were drawn in November and December 2008, they are short term in nature and are secured by certain assets of the Company.

    Interest income, other gains and losses from "held-for-trading," "loans and receivables" and "other financial liabilities" are recognized in other income (expense).

    The following table summarizes interest income and expense under the effective interest method:

	2008	2007
Interest income from held-for-trading	$820,765	$78,499
Interest income from loans and receivables	—	115,789
Interest expense from other financial liabilities	(2,009,638)	(1,175,873)
  b)
  Credit risk

    Credit risk is the risk of loss associated with the counterparty's inability to fulfill its payment obligations. The Company's primary credit risk is on its cash and cash equivalents, restricted cash, accounts receivable, and loan receivable.

    The Company limits its exposure to credit risk by placing its cash and cash equivalents and restricted cash with various financial institutions. Given the current economic environment, the Company monitors the credit quality of the financial institutions it deals with on a ongoing basis.

    Credit risk with respect to accounts receivable is concentrated as one customer accounted for 71% of total trade accounts receivable. The following table provides information regarding the aging of financial assets that are past due but which are not impaired.

	0-30 days	31-90 days	over 90 days	Total
Dollar Amount	2,021,232	$0	$692,882	$2,714,114
% of total accounts receivable	74%	0%	26%	100%

    The Company reviews financial assets, including past due accounts, on an ongoing basis with the objective of identifying potential events or circumstances which could delay or prevent the collection of funds on a timely basis. As at December 31, 2008, the Company has a provision of $3,111,351 against

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

26.   FINANCIAL INSTRUMENTS (Continued)

    accounts receivable, interest receivable, and loan receivable from YHT, the collection of which are considered doubtful (Note 6).

    Reconciliation of changes in allowance for doubtful accounts:

	2008	2007
Balance — Beginning of year	$—	$—
Increase in allowance for doubtful accounts
Accounts receivable	622,029	—
Interest receivable	199,320	—
Loan receivable	2,290,002	—

Balance — End of year	$3,111,351	$—

    The Company has a high concentration of credit risk as the accounts receivable and loan receivable were owed by fewer than five customers. However, the Company believes that it does not require collateral to support the carrying value of these financial instruments. The carrying amount of financial assets represents the maximum credit exposure. Based on historic default rates, the Company believes that there are minimal requirements for an allowance for doubtful accounts other than accounts, interest and loan receivable balances due from YHT. To mitigate credit risk the Company also requests deposits from customers in certain circumstances.

  c)
  Foreign exchange risk

    Foreign exchange risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of a change in foreign exchange rates. The Company conducts its business primarily in U.S. dollars, RMB, Canadian dollars and Hong Kong dollars. The Company is exposed to currency risk as the functional currency of its subsidiaries is other than Canadian dollars.

    The majority of the Company's assets are held in subsidiaries whose functional currency is the RMB. The RMB is not a freely convertible currency. Many foreign currency exchange transactions involving RMB, including foreign exchange transactions under the Company's capital account, are subject to foreign exchange controls and require the approval of the PRC State Administration of Foreign Exchange. Developments relating to the PRC's economy and actions taken by the PRC government could cause future foreign exchange rates to vary significantly from current or historical rates. The Company cannot predict nor give any assurance of its future stability. Future fluctuations in exchange rates may adversely affect the value, translated or converted into Canadian dollars of the Company's net assets and net profits. The Company cannot give any assurance that any future movements in the exchange rates of RMB against the Canadian dollar and other foreign currencies will not adversely affect its results of operations, financial condition and cash flows. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

    All of the Company's operations are considered self-sustaining operations. The assets and liabilities of the self-sustaining operations are translated at exchange rates prevailing at the balance sheet date. Unrealized gains and losses resulting from translating self-sustaining operations are accumulated and reported as a currency translation adjustment in accumulated other comprehensive income. As of December 31, 2008, assuming that all other variables remain constant, an increase of 1% in the

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

26.   FINANCIAL INSTRUMENTS (Continued)

    Canadian dollar would have an effect on other comprehensive income of approximately $171,548 (2007 — 188,532).

    The Company's Canadian operations are primarily exposed to exchange rate changes between the U.S. dollar and the Canadian dollar. The Company's primary U.S. dollar exposure in Canada relates to the revaluation into Canadian dollars of its U.S. dollar denominated working capital and customer advances. As of December 31, 2008, assuming that all other variables remain constant, an increase of 1% in the Canadian dollar would have an effect on net loss of approximately $242,786 (2007 — 52,710).

    Of the $7,829,166 cash and cash equivalents, short term investments and restricted cash as of December 31, 2008, $507,892 is denominated in US Dollars (USD$414,283), $780,130 is denominated in Canadian Dollars, $1,055 in Hong Kong Dollars (HKD$6,679) and $6,540,089 is denominated in Chinese Yuan (RMB 36,435,035).

    Of the $28,253,580 cash and cash equivalents as of December 31, 2007, $17,193,965 is denominated in US Dollars (USD$17,401,037), $1,965,476 is denominated in Canadian Dollars, $968 in Hong Kong Dollars (HKD$7,636) and $9,093,171 is denominated in Chinese Yuan (RMB 67,207,475).

  d)
  Liquidity Risk

    Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. All financial liabilities as at December 31, 2008 have contractual maturities of less than 12 months. It is the Company's intention to meet these obligations through the collection of accounts receivable, receipts from future sales, current cash and cash equivalents, short-term investments, available lines of credit in China and possible issuance of new equity or debt instruments.

    On July 29, 2008 the Company arranged secured credit lines in China with Dongtai Rural Credit Union and the Agricultural Bank of China totaling $44,875,000 (RMB 250 million). The credit lines mature on July 27, 2009 and bear interest at a rate based on the benchmark one-year lending rate with discounts applied. As at December 31, 2008, the Company has drawn $6,641,500 (RMB 37,000,000) against these lines.

    The Company is dependent on obtaining regular financings in order to continue its expansion programs. Despite previous success in acquiring these financings, there is no guarantee of obtaining future financings on terms acceptable to the Company. The Company's cash is invested in business accounts with different financial institutions is available on demand for the Company's programs, and is not invested in any asset backed commercial paper.

    The following table provides due date information for the Company's significant financial liabilities:

Financial Liabilities	0 to 12 months	12 to 24 months	After 24 months
Accounts payable and accruals	$17,167,567	$—	$—
Short term loan	10,231,500	—	—
Interest payable	1,063,729	—	—
Advance from a customer	24,492,000	—	—
Obligation under leases	256,788	205,824	463,110

	$53,211,584	$205,824	$463,110

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

26.   FINANCIAL INSTRUMENTS (Continued)

  e)
  Interest rate risk

    Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

    The Company is exposed to interest rate risk on its cash and cash equivalents, restricted cash and customer advances at December 31, 2008. The interest rates on these financial instruments fluctuate based on the bank prime rate and LIBOR.

    As at December 31, 2008, with other variables unchanged, a 100-basis point change in the LIBOR rate would have a $112,059 effect (2007 — $29,883) on net loss.

27.   CAPITAL DISCLOSURE

  The Company's objectives when managing capital are to provide returns for shareholders, and comply with any externally imposed capital requirements while safeguarding the Company's ability to continue as a going concern. The Company considers convertible debentures and items included in shareholders' equity to be capital.

  The Company manages its capital structure and makes adjustments in light of changes in economic conditions and the risk characteristics of the Company's assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares, or sell assets to reduce debt. In this respect, the Company monitors its debt to equity ratio.

  Pursuant to Chinese regulations, the Company is required to make appropriations to reserve funds, based on after tax net income determined in accordance with generally accepted accounting principles of China (Note 21). The reserve funds are established for covering corporate obligations in the event of business liquidation. The reserve funds are recorded as part of deficit. The reserve funds are available for the Company to use but are not available for distribution to shareholders other than in liquidation and may limit repatriation of invested capital.

28.   COMPARATIVE FIGURES

  Certain prior year's figures have been reclassified to conform to the current financial statement presentation.

29.   COMMITMENTS

  a)
  The Company has two 5-year operating leases with respect to land and production equipment at the Qingdao factory in China. The leases expire in 2011, and the annual minimum lease payments are approximately $179,500 (RMB 1,000,000).

  b)
  The Company entered into a 30-year agreement with the Dongtai City Municipal Government, located in the Jiangsu Province of China, for approximately 50 acres of land for its seed base operation. Rent of approximately $141,805 (RMB 790,000) is paid every 10 years.

  c)
  The Company's existing office lease will expire on April 30, 2009 with the balance of commitment of $24,720. The Company entered into a new office lease with one year term commencing on May 1, 2009. Commitments for 2009 and 2010 on the new lease are $52,648 and $26,324, respectively.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

29.   COMMITMENTS (Continued)

    The minimum operating lease payments related to the above are summarized as follow:

2009	$256,788
2010	205,824
2011	179,500
2012	—
2013	—
Thereafter	283,610

Total	$925,722

  d)
  The Company is committed to deliver $US 25,200,000 of stevia extract of which the $US 20,000,000 advance from a Strategic Customer (Note 15) will be applied against. The delivery period is contracted over the period from October 1, 2008 to September 30, 2009.

  e)
  In August 2007, the Company signed a 10-year agreement with the government of Mingguang City in the Anhui Province of China, which gave the Company exclusive rights to build and operate a stevia processing factory as well as exclusive right to purchase high quality stevia leaf grown in that region. The agreement requires the Company to make a total investment in the Mingguang City of US$ 30 million over the course of the 10-year agreement to retain its exclusive rights. As of December 31, 2008, the Company has invested approximately US$ 25 million.

  f)
  In April 2008, the Company signed a 20-year agreement with the government of Juancheng County in the Shandong Province of China, which gave the Company exclusive rights to build and operate a stevia processing factory as well as the exclusive right to purchase high quality stevia leaf grown in that region. The agreement requires the Company to make a total investment in the Juancheng region of $US 60 million over the course of the 20-year agreement to retain its exclusive rights. As of December 31, 2008, the Company has not made any investment in the region.

30.   CONTINGENT LIABILITY

  On May 27, 2008, Northern Securities ("Northern") filed a claim with the B.C. Supreme Court over additional consideration claimed owed by the Company with respect to the Sponsorship Agreement dated January 24, 2007. The Company has filed its defense and has also filed a counter claim against Northern. There is no certainty over the outcome of this lawsuit. The Company is confident in its position that additional amounts are not due; however, should the issue be resolved in Northern's favour, the Company would be required to pay $38,664 in cash and to issue 250,000 additional shares to Northern. As part of the December 2007 private placement described in note 19, the Company paid initial sponsorship fees of $10,000 and issued 250,000 shares at a fair value $1.20 per share.

31.   SUBSEQUENT EVENTS

  On January 13, 2009, the Company obtained an additional loan of $5,385,000 (RMB 30,000,000) from the Construction Bank of China. The loan bears an interest at a rate of 5.31% per annum and matures on December 25, 2009. The loan is secured by one of the Company's subsidiaries (Note 13).

  On March 31, 2009, 10,912,335 warrants issued to a customer as a sales incentive remained unexercised and expired.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

32.   DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  US GAAP accounting principles used in the preparation of these consolidated financial statements conform in all material respects to Canadian GAAP, except as set out below.

  a)
  The Company capitalized $523,272 in interest costs for the year ended December 31, 2008 (2007 — nil). In accordance with U.S. GAAP ACS 835-20-15-6 interest costs are not capitalized for routine inventories produced in large quantities on a repetitive basis. These costs were reclassified from inventory to interest expense for the period ended December 31, 2008.

  b)
  In accordance with Canadian GAAP, proceeds from the issuance of convertible loans and detachable warrants are allocated to long term convertible term loans and shareholders' equity, resulting in a debt discount that was amortized to interest expense over the term of the loans. In accordance with U.S. GAAP ASC 470-20-25-2 through 25-3 and ASC 470-20-30-1 through 30-2, the proceeds from the issuance of convertible loans and detachable warrants are allocated to the warrants and convertible debt on a relative fair value basis. On issuance in fiscal 2007, $1,383,748 was allocated to the value of the detachable warrants and classified as equity and $4,616,252 was allocated to the value of the convertible debt and classified as a liability. The discount on the convertible debt was amortized over a 1 year ended June 30, 2008, being the contractual life of the instrument, as interest expense.

    In accordance with U.S. GAAP ASC 470-20-25-4 through 25-7, it was determined that the convertible debt contained a beneficial conversion feature ("BCF") and $2,102,434 was allocated to the BCF and classified as equity. The BCF was amortized over a 1 year period ended June 30, 2008, being the contractual life and earliest redemption date of the instrument, as interest expense.

  c)
  In accordance with Canadian GAAP, a subtotal is included in cash flows from operating activities. Under US GAAP, no such subtotal would be disclosed.

  d)
  In accordance with U.S. GAAP under ACS 835-20, interest costs, including interest and accretion on convertible instrument, are capitalized as part of the historical cost of acquiring certain qualifying assets, which require a period of time to prepare for their intended use. Capitalization is not required under Canadian GAAP. As a result, $3,654,274 was capitalized as at December 31, 2008 and $616,351 as at December 31, 2007.

  e)
  In accordance with U.S. GAAP under ACS 810-10, Noncontrolling Interests in Consolidated Financial Statements, which establishes requirements for ownership interests in subsidiaries held by parties other than the Company to be clearly identified, presented, and disclosed in the consolidated statement of financial position within equity, but separate from the parent's equity. All changes in the parent's ownership interests are required to be accounted for consistently as equity transactions and any non controlling equity investments in unconsolidated subsidiaries must be measured initially at fair value. This guidance is effective for fiscal years beginning after December 15, 2008. The Company has retrospectively applied the presentation to prior year resulting in a change in the financial statement presentation of its non-controlling interests.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

32.   DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  The reconciliation of the consolidated balance sheets and consolidated statements of operations, cash flows, comprehensive income and equity are presented below:

  Consolidated Balance Sheets

	Year ended December 31
	2008 US GAAP	Recon. Items	2008 Canadian GAAP	2007 US GAAP	Recon. Items	2007 Canadian GAAP
	(In Canadian Dollars)
CURRENT ASSETS
Cash and cash equivalents	$7,362,671		$7,362,671	$28,253,580		$28,253,580
Short term investments	365,785		365,785	—		—
Accounts receivable	2,714,114		2,714,114	3,939,045		3,939,045
Interest receivable	3,651		3,651	199,546		199,546
Loans receivable	—		—	1,719,633		1,719,633
Taxes recoverable	1,504,000		1,504,000	1,061,450		1,061,450
Inventories(a)	32,534,418	(523,272)	33,057,690	8,863,190		8,863,190
Prepaid and deposits	7,380,086		7,380,086	67,679		67,679

	51,864,725	(523,272)	52,387,997	44,104,123		44,104,123
PLANT AND EQUIPMENT(d)	87,020,317	3,654,274	83,366,043	14,623,242	616,351	14,006,891
GOODWILL	7,587,798		7,587,798	7,587,798		7,587,798
RESTRICTED CASH	100,710		100,710	—		—
LOANS RECEIVABLE	—		—	144,549		144,549
DEFERRED CHARGES	125,261		125,261	—		—
INTANGIBLE ASSETS	30,793,314		30,793,314	28,285,420		28,285,420

TOTAL ASSETS	$177,492,125	$3,131,002	$174,361,123	$94,745,132	$616,351	$94,128,781

CURRENT LIABILITIES
Short term loans	10,231,500		10,231,500	—		—
Accounts payable	17,167,567		17,167,567	1,246,330		1,246,330
Due to related parties	—		—	410,078		410,078
Interest payable	1,063,729		1,063,729	395,568		395,568
Advances from a customer	24,492,000		24,492,000	6,549,100		6,549,100
Deferred Revenue	1,995,000		1,995,000	—		—
Convertible debenture(b)	—		—	4,237,269	(505,013)	4,742,282

	54,949,796	—	54,949,796	12,838,345	(505,013)	13,343,358
FUTURE INCOME TAXES	2,414,642		2,414,642	3,887,060		3,887,060
NONCONTROLLING INTERESTS(e)	—	(167,211)	167,211
SHAREHOLDER'S EQUITY
Share Capital(b)	92,758,433	(596,716)	93,355,149	61,052,731		61,052,731
Warrants(b)	11,721,091	243,183	11,477,908	15,621,694	243,183	15,378,511
Equity portion of convertible debenture(b)	—		—	—	(1,513,003)	1,513,003
Contributed surplus(b)	4,533,770	1,186,147	3,347,623	3,805,150	2,102,434	1,702,716
Accumulated other comprehensive income	20,696,008		20,696,008	(1,307,926)		(1,307,926)
Deficit	(9,748,826)	2,298,388	(12,047,214)	(1,151,922)	288,750	(1,440,672)

	119,960,476	3,131,002	116,829,474	78,019,727	1,121,364	76,898,363
NONCONTROLLING INTERESTS(e)	167,211	167,211

TOTAL SHAREHOLDER'S EQUITY	120,127,687	3,298,213	116,829,474	78,019,727	1,121,364	76,898,363

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$177,492,125	$3,131,002	$174,361,123	$94,745,132	$616,351	$94,128,781

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

32.   DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  Consolidated Statements of Income and Deficit

	Year ended December 31
	2008 US GAAP	Recon. Items	2008 Canadian GAAP	2007 US GAAP	Recon. Items	2007 Canadian GAAP
	(In Canadian Dollars)
REVENUE
Sales	$9,891,318		$9,891,318	$9,157,050		$9,157,050

Cost of Sales	7,560,490		7,560,490	6,499,954		6,499,954

GROSS MARGIN	2,330,828		2,330,828	2,657,096		2,657,096

GENERAL AND ADMINISTRATIVE EXPENSES	7,217,189		7,217,189	1,607,129	—	1,607,129

(LOSS) INCOME BEFORE THE UNDERNOTED	(4,886,361)		(4,886,361)	1,049,967		1,049,967
OTHER INCOME (EXPENSES)
Donations	(73,337)		(73,337)	—		—
Interest on debenture and advance (b) & (d)	—	2,009,638	(2,009,638)	(887,124)	288,750	(1,175,874)
Provision on loans receivable	(3,111,351)		(3,111,351)	—		—
Interest income	820,765		820,765	194,288		194,288
Realized foreign exchange loss	(2,842,894)		(2,842,894)	(308,812)		(308,812)

NET (LOSS) INCOME BEFORE INCOME TAXES	(10,093,178)	2,009,638	(12,102,816)	48,319	288,750	(240,431)
Income taxes recovery	1,428,000		1,428,000	609,861		609,861

NET (LOSS) INCOME BEFORE NON-CONTROLLING INTEREST	(8,665,178)	2,009,638	(10,674,816)	658,180	288,750	369,430
NON-CONTROLLING INTERESTS(e)	—	(68,274)	68,274	—		—

NET (LOSS) INCOME	(8,665,178)	1,941,364	(10,606,542)	658,180		369,430
Net loss attributable to non-controlling interests(e)	(68,274)	(68,274)		—		—

NET (LOSS) INCOME ATTRIBUTABLE TO GLG LIFE TECH CORPORATION	$(8,596,904)	$2,009,638	$(10,606,542)	$658,180		$369,430

(LOSS) INCOME PER SHARE — Basic	(0.12)		(0.15)	0.01		0.01
(LOSS) INCOME PER SHARE — Diluted	(0.12)		(0.15)	0.01		0.00

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

32.   DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  Consolidated Statements of Cash Flow

	Year ended December 31
	2008 US GAAP	2007 US GAAP
	(In Canadian Dollars)
Cash provided by (used in)
Operating activities
Net (loss) income	$(8,665,178)	$658,180
Items not affecting cash:
Amortization of convertible debt discount	—	641,398
Stock-based compensation	693,524	—
Amortization of property, plant and equipment & intangibles	2,539,869	497,728
Provision on loan and receivables	3,111,371	—
Foreign exchange loss	2,841,737	254,324
Future income tax recovery	(1,428,000)	—

Changes in non-cash working capital	(16,893,312)	(12,084,647)

Cashflow used by operating activities	(17,799,989)	(10,033,017)

Investing activities
(Increase) Decrease in short term investment	(299,849)	20,000
Decrease in loan receivable	—	(155,843)
Equity contribution by non-controlling interests	253,007	—
Increase in restricted cash	(100,710)	—
Purchase of intangible assets	—	(1)
Purchase of property, plant and equipment	(44,346,420)	(7,858,596)

Cash flow used by investing activities	(44,493,972)	(7,994,440)

Financing activities
Reduction in subscriptions receivable	—	380,492
Increase in short term loan	8,387,169	—
Issuance of common shares	17,844,394	32,251,588
Shares issuance costs	(195,000)
Issuance of warrants	—	1,025,297
Repaid advance from a customer	(7,122,367)	—
Increase in advance from a customer	20,191,680	6,549,100
Convertible debenture	—	6,000,000
Advances from related parties	(846,630)	410,078
Convertible note payable	—	(880,000)

Cash flow from financing activities	38,259,246	45,736,555

Effect of foreign exchange rate changes on cash and cash equivalents	3,143,806	(377,603)

CHANGE IN CASH AND CASH EQUIVALENTS	(20,890,909)	27,331,495
CASH AND CASH EQUIVALENTS, beginning of period	28,253,580	922,085

CASH AND CASH EQUIVALENTS, end of period	$7,362,671	$28,253,580

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

32.   DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  Consolidated Statements of Shareholders' Equity under U.S. GAAP

	*Common Shares				Accumulated Other Comprehensive Income
				Contributed Surplus			Non Controlling Interest
	Number	Amount	Warrants			Deficit		Total
	(In Canadian Dollars)
Balance, December 31, 2006	49,857,394	$19,179,824	$—	$1,767,651	$128,815	$(1,810,102)	$—	$19,266,188
Options exercised	226,666	132,935		(64,935)				68,000
Shares issued for service	250,000	300,000						300,000
Private placement for cash	11,500,000	28,564,972						28,564,972
Warrants issued pursuant to private placement			3,318,616					3,318,616
Shares issued for AHTD acquisition	3,750,000	12,875,000						12,875,000
Warrants issued to customer			10,919,330					10,919,330
Discount of convertible debenture(b)			1,383,748					1,383,748
Beneficial conversion feature of convertible debenture				2,102,434				2,102,434
Change in foreign currency translation					(1,436,741)			(1,436,741)
Net income attributable to GLG Life Tech Corporation						658,180		658,180

Balance, December 31, 2007	65,584,060	$61,052,731	$15,621,694	$3,805,150	$(1,307,926)	$(1,151,922)	$0	$78,019,727

Warrants exercised	5,085,839	20,235,133	(2,453,160)					17,781,973
Options exercised	208,067	125,527		(63,107)				62,420
Convertible debenture redeemed for shares	1,976,082	6,916,288	(1,447,443)	531,155				6,000,000
Stock issued for cash	1,290,614	1,060,004						1,060,004
Stock-based compensation				260,572				260,572
Shares issued for AHTD acquisition	4,375,000	3,368,750						3,368,750
Change in foreign currency translation					22,003,934			22,003,934
Non-controlling interest contributions							235,485	235,485
Net (loss) income						(8,596,904)	(68,274)	(8,665,178)

Balance, December 31, 2008	78,519,662	$92,758,433	$11,721,091	$4,533,770	$20,696,008	$(9,748,826)	$167,211	$120,127,687

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

32.   DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  As a result of the above adjustments, the components of other comprehensive income under U.S. GAAP are as follows:

  Statement of Comprehensive Income

	Year ended December 31
	2008	2007
	(in Canadian Dollars)
Net (loss) income under U.S. GAAP	$(8,665,178)	$658,180
Foreign currency translation adjustments	22,003,934	(1,436,741)

Other comprehensive income	22,003,934	(1,436,741)

Comprehensive earnings (loss)	13,338,756	(778,561)
Comprehensive loss attributable to non-controlling interest	(68,274)	—

Comprehensive earnings for the period attributable to GLG Life Tech Corp.	$13,407,030	$(778,561)

  The calculation of basic earnings per share is based on the weighted average number of shares outstanding. Diluted earnings per share reflect the dilutive effect of the exercise of options. For the year ended December 31, 2008, 5,543,866 stock options and 30,270,394 warrants and for private placement were excluded from the calculation of diluted net income (loss) per common share, as the effect of including them would have been anti-dilutive. The number of shares for the diluted earnings per share as at December 31, 2007 was calculated as follows:

	31-Dec-08	31-Dec-07
Net income for the period attributable to GLG Life Tech Corporation	$(8,596,904)	$658,180

Weighted average number of shares used in basic earnings per share	71,740,424	50,988,982
Dilutive potential of the following:
Employee/director share options	—	5,698,067
Warrants issued to customer and for private placement	—	53,015,745

Diluted weighted average number of shares outstanding	71,740,424	109,702,794

Earnings per share:
Basic	$(0.12)	$0.01
Diluted	$(0.12)	$0.01

  New Accounting Pronouncements

  In December 2007, the FASB issued ACS 805 (revised 2007), Business Combinations, which provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination. This standard also expands required disclosures surrounding the nature and financial effects of business combinations. The standard became effective for the Company January 1, 2009, but did not have a significant impact on the Company's consolidated financial statements.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

32.   DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  In February 2008, the FASB issued Staff ACS 820-10-55-23A, Effective Date of FASB Statement No. 157 which delayed the effective date of ACS 820 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and liabilities that are recognized or disclosed in the financial statements at fair value on a nonrecurring basis only. The adoption of this paragraph did not have a significant impact on the Company's consolidated financial statements.

  In March 2008, the FASB issued amendments to ACS 815-10-50 that expand the quarterly and annual disclosure requirements in about an entity's derivative instruments and hedging activities. This section is effective for fiscal years beginning after November 15, 2008 and its adoption did not have an impact on the Company's financial position, results of operations or cash flows as the pronouncement addresses disclosure requirements only.

  In October 2008, the FASB issued ACS 820-10-35-15A, 55A and 55B, Determining Fair Value of a Financial Asset in a Market That Is Not Active, which clarified the application of ACS 820 in an inactive market. It demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. These paragraphs were effective upon issuance, including prior periods for which financial statements had not been issued and its adoption did not have an impact on the Company's financial position, results of operations or cash flows.

  In May 2009, the FASB issued ACS 855-10-50, Subsequent Events, which requires entities to disclose the date through which they have evaluated subsequent events and whether the date corresponds with the release of their financial statements. This subsection is effective for interim and annual periods ending after June 15, 2009.

  In June 2009, the FASB amended ACS 860, Transfers and Servicing, which prescribes the information that a reporting entity must provide in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance and cash flows; and a transferor's continuing involvement in transferred financial assets. Specifically, among other aspects, this standard amended ACS 860 by removing the concept of a qualifying special-purpose entity and removes the exception from applying the Variable Interest subsections of subtopic ACS 810-10 to variable interest entities that are qualifying special-purpose entities. It also modifies the financial components approach used in ACS 860. This standard is effective for transfer of financial assets occurring on or after January 1, 2010. The Company will consider this standard when evaluating future transactions to which it would apply. Historically, the Company has not had any material transfers of financial assets.

  In June 2009, the FASB made amendments to the Variable Interest subsections of subtopic ACS 810-10 which require an enterprise to determine whether its variable interest or interests give it a controlling financial interest in a variable interest entity. The primary beneficiary of a variable interest entity is the enterprise that has both (1) the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance, and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. The amendments also require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The amendments are effective for all variable interest entities and relationships with variable interest entities existing as of January 1, 2010. The Company will consider this standard when evaluating future transactions to which it would apply and it did not impact any existing relationships that the Company has.

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

33.   CONDENSED FINANCIAL INFORMATION OF REGISTRANT

  Condensed Balance Sheets

	As at December 31
	2008 US GAAP	2007 US GAAP
	(in Canadian Dollars)
CURRENT ASSETS
Cash and cash equivalents	$758,901	$19,159,437
Accounts receivable	195,936	621,889
Interest receivable	25	199,546
Loans receivable	—	1,719,633
Taxes recoverable	20,060	20,221
Due from subsidiaries	1,156,963	—
Prepaid and deposits	23,503	11,880

	2,155,388	21,732,606
PLANT AND EQUIPMENT	5,009,013	1,505,234
RESTRICTED CASH	100,710	—
INVESTMENT IN SUBSIDIARIES, reported on equity method	128,065,426	48,834,910
LOANS RECEIVABLE	—	144,549
INTANGIBLE ASSETS	15,208,025	15,410,418

TOTAL ASSETS	$150,538,562	$87,627,717

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$304,897	$477,100
Due to related parties	—	410,078
Interest payable	1,063,729	395,568
Advances from a customer	24,492,000	—
Deferred revenue	1,995,000	—
Convertible debenture	—	4,237,269

	27,855,626	5,520,015
FUTURE INCOME TAXES	2,722,460	4,087,975

TOTAL LIABILITIES	30,578,086	9,607,990
SHAREHOLDERS' EQUITY
Share capital	92,758,433	61,052,731
Warrants	11,721,091	15,621,694
Contributed surplus	4,533,770	3,805,150
Accumulated other comprehensive income	20,696,008	(1,307,926)
Deficit	(9,748,826)	(1,151,922)

TOTAL SHAREHOLDERS' EQUITY	119,960,476	78,019,727

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$150,538,562	$87,627,717

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

33.   CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Continued)

  Condensed Statements of Operations and Comprehensive Income (Loss)

	Year ended December 31
	2008 US GAAP	2007 US GAAP
	Stated in Canadian Dollars
REVENUE
Sales	$857,490	$964,185

Cost of Sales	213,623	144,449

GROSS MARGIN	643,867	819,736

GENERAL AND ADMINISTRATIVE EXPENSES	4,791,541	1,181,891

NET LOSS FROM OPERATIONS	(4,147,674)	(362,155)
OTHER INCOME (EXPENSE)
Interest on convertible debenture and advance	—	(887,124)
Provision on loans receivable	(3,111,351)	—
Interest income	118,952	154,818
Realized foreign exchange loss	(2,937,265)	—

NET LOSS BEFORE INCOME TAXES AND EQUITY IN EARNINGS	(10,077,338)	(1,094,461)
Income taxes recovery	1,164,597	408,946

NET LOSS BEFORE EQUITY IN EARNINGS	(8,912,741)	(685,515)
Equity in earnings of subsidiaries	315,837	1,343,695

NET (LOSS) INCOME FOR THE YEAR	(8,596,904)	658,180

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation	22,003,934	(1,436,741)

TOTAL COMPREHENSIVE INCOME (LOSS)	$13,407,030	$(778,561)

(LOSS) INCOME PER SHARE — Basic	(0.12)	0.01
(LOSS) INCOME PER SHARE — Diluted	(0.12)	0.01
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
— BASIC	71,740,424	50,988,982
— DILUTED	107,554,684	109,702,794

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

33.   CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Continued)

  Condensed Consolidated Statements of Shareholders' Equity

	*Common Shares				Accumulated Other Comprehensive Income
				Contributed Surplus
	Number	Amount	Warrants			Deficit	Total
	(Stated in Canadian Dollars)
Balance, December 31, 2006	49,857,394	$19,179,824	$—	$1,767,651	$128,815	$(1,810,102)	$19,266,188
Options exercised	226,666	132,935		(64,935)			68,000
Shares issued for service	250,000	300,000					300,000
Private placement for cash	11,500,000	28,564,972					28,564,972
Warrants issued pursuant to private placement			3,318,616				3,318,616
Shares issued for AHTD acquisition	3,750,000	12,875,000					12,875,000
Warrants issued to customer			10,919,330				10,919,330
Discount of convertible debenture			1,383,748				1,383,748
Beneficial conversion feature of convertible debenture				2,102,434			2,102,434
Change in foreign currency translation					(1,436,741)		(1,436,741)
Net income						658,180	658,180

Balance, December 31, 2007	65,584,060	$61,052,731	$15,621,694	$3,805,150	$(1,307,926)	$(1,151,922)	$78,019,727

Warrants exercised	5,085,839	20,235,133	(2,453,160)				17,781,973
Options exercised	208,067	125,527		(63,107)			62,420
Convertible debenture redeemed for shares	1,976,082	6,916,288	(1,447,443)	531,155			6,000,000
Stock issued for cash	1,290,614	1,060,004					1,060,004
Stock-based compensation				260,572			260,572
Shares issued for AHTD acquisition	4,375,000	3,368,750					3,368,750
Change in foreign currency translation					22,003,934		22,003,934
Net loss						(8,596,904)	(8,596,904)

Balance, December 31, 2008	78,519,662	$92,758,433	$11,721,091	$4,533,770	$20,696,008	$(9,748,826)	$119,960,476

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

33.   CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Continued)

  Condensed Consolidated Statements of Cash Flow

	For the Year Ended December 31
	2008 US GAAP	2007 US GAAP
	(In Canadian Dollars)
Cash provided by (used in)
Operating activities
Net loss	$(8,596,904)	$658,180
Items not affecting cash:
Equity in earnings of subsidiaries	(315,837)	(1,343,695)
Amortization of convertible debt discount	—	641,398
Stock-based compensation	1,320,575	—
Amortization of property, plant and equipment & intangibles	731,152	11,407
Provision on loan and receivables	3,111,351	—
Foreign exchange loss	2,937,265	—
Future income tax recovery	(1,164,597)	408,946

Changes in non-cash working capital	1,109,970	263,516

Cash flow used by operating activities	(867,025)	639,752

Investing activities
Decrease in short term investment	—	20,000
Increase in loan receivable	—	(155,843)
Increase in restricted cash	(100,710)	—
Purchase of intangible assets	—	(1)
Purchase of property, plant and equipment	(3,503,779)	(1,488,618)
Investments in subsidiaries	(54,503,374)	(19,864,082)

Cash flow used by investing activities	(58,107,863)	(21,488,544)

Financing activities
Reduction in subscriptions receivable	—	380,492
Increase in short term loan	—	—
Issuance of common shares	17,844,394	32,251,588
Share issuance costs	(195,000)
Issuance of warrants	—	1,025,297
Repaid advance from a customer	—	—
Advance from a customer	24,492,000	—
Convertible debenture	—	6,000,000
Advances from related parties	(410,078)	410,078
Due from subsidiaries	(1,156,963)	—
Convertible note payable	—	(880,000)

Cash flow from financing activities	40,574,353	39,187,455

CHANGE IN CASH AND CASH EQUIVALENTS	(18,400,536)	18,338,663
CASH AND CASH EQUIVALENTS, beginning of year	19,159,437	820,774

CASH AND CASH EQUIVALENTS, end of year	$758,901	$19,159,437

GLG LIFE TECH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

33.   CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Continued)

  Investments in Subsidiaries

  GLG and its subsidiaries are included in the consolidated financial statements where the inter-company balances and transactions are eliminated upon consolidation. For the purpose of GLG's stand-alone financial statements, its investments in subsidiaries are reported using the equity method of accounting. GLG's share of income and losses from its subsidiaries is reported as earnings from subsidiaries in the accompanying condensed financial information of parent company.

  Income Taxes

  GLG is incorporated in the Province of British Columbia, in Canada and is subject to Canadian federal and provincial income taxes.

QuickLinks

  EXHIBIT 4.2
AUDITORS' REPORT
AUDITORS' REPORT
GLG LIFE TECH CORPORATION CONSOLIDATED BALANCE SHEETS (In Canadian Dollars)
GLG LIFE TECH CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS For the Years Ended December 31, 2008 and 2007 (In Canadian Dollars)
GLG LIFE TECH CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOW For the Years Ended December 31, 2008 and 2007 (In Canadian Dollars)
GLG LIFE TECH CORPORATION CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS) For the Years Ended December 31, 2008 and 2007 (In Canadian Dollars)
GLG LIFE TECH CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years Ended December 31, 2008 and 2007